Contact:	Michael G. Webb
Chief Financial Officer
(901) 367-0888 Ext. 1226
BACK YARD BURGERS RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q
MEMPHIS, Tennessee (November 21, 2006) — Back Yard Burgers, Inc. (NASDAQ:BYBI) announced today that it received a Nasdaq Staff Determination notice yesterday stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended September 30, 2006. On November 1, 2006, Back Yard Burgers had previously announced that its board of directors had directed its audit committee to review the Company’s historical stock option practices and related accounting. On November 14, 2006, Back Yard Burgers notified the Securities and Exchange Commission that, because of the ongoing review process, the Company would not be able to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2006. Back Yard Burgers intends to file its Form 10-Q as soon as practicable after completion of the stock option review.
The Nasdaq Staff Determination notice indicated that, due to this non-compliance, Back Yard Burgers’ common stock will be delisted from the Nasdaq Stock Market at the opening of business on November 29, 2006, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel. Back Yard Burgers has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq staff’s determination. The hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision. However, there can be no assurance that the Panel will grant the Company’s request for continued listing after the hearing.
Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.
Forward-Looking Statements
This press release contains forward-looking statements concerning Back Yard Burgers’ plans to request a hearing before a Nasdaq Listing Qualifications Panel as well as Back Yard Burgers’ review of its historical option practices. There can be no assurance concerning the outcomes of the hearing request and the review. Investors are cautioned that all forward-looking statements in this release also involve risks discussed in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2006. Copies of Back Yard Burgers’ SEC filings are posted on the Company’s web site and are available from the Company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.
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1657 North Shellby Oaks Drive, Suite 105 | Memphis, TN 38134 | Phone 901 367 0888 | Fax 901 367 0999 | www.backyardburgers.com | Nasdaq Symbol | BYBI